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                                               Filing pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-101181


                 PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 13, 2003

                     (TO PROSPECTUS DATED JANUARY 22, 2003)

                                 460,000 SHARES

                            TRIKON TECHNOLOGIES, INC.

                                  COMMON STOCK

         This prospectus supplement relates to the plan of distribution pursuant to which Mr. Christopher Dobson, the selling stockholder named in the accompanying prospectus, will sell up to 460,000 shares of common stock. See "Plan of Distribution" below for a more detailed description of the plan. These 460,000 shares are part of the 1,149,281 shares of common stock registered under Registration Statement No. 333-101181 and covered by the accompanying prospectus.

         You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor Mr. Dobson has authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

         The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

         Our common stock trades on NASDAQ NMS under the symbol TRKN. The closing price of our common stock on May 12, 2003 was $3.16.

         See "Risk Factors" beginning on page 3 of the prospectus for a discussion of certain factors you should consider before investing in our securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


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                              PLAN OF DISTRIBUTION

         Mr. Christopher Dobson, the selling stockholder named in the accompanying prospectus, entered into an agreement with Adams, Harkness & Hill, a registered broker-dealer, pursuant to which, Adams, Harkness & Hill will sell, on behalf of Mr. Dobson, 460,000 shares of common stock at the highest possible prices on NASDAQ or in privately negotiated transactions. If Adams, Harkness & Hill is unable to sell any of the 460,000 shares, it will purchase such shares for its own account. Mr. Dobson will pay Adams, Harkness & Hill a commission of $0.03 per share.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.

         The documents we incorporate by reference and where you can find additional filings by and information about Trikon are set forth in the accompanying prospectus beginning on page 13.